EXHIBIT 2

     Set forth below is a summary of acquisitions of beneficial ownership in the Shares of the Issuer by Frost-Nevada, Limited Partnership through the date of this filing.

               NUMBER OF SHARES      PRICE PER             TYPE OF
DATE          ACQUIRED  DISPOSED       SHARE              TRANSACTION
----          --------  --------     ---------            -----------

11/30/93       25,000                   .20           Private Placement

4/8/94         10,000                  6.00           Open Market Transaction

10/27/95        2,500                  3.625          Open Market Transaction


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